EXHIBIT 2.1

                 AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER
                             AMONG AMVC, KEY AND KTC



                               AMENDMENT NO. 2 TO
                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

     Key Technology, Inc. ("Parent"), KTC Acquisition Corp. ("Sub") and Advanced Machine Vision Corporation ("Company") entered into an Agreement and Plan of Merger effective February 15, 2000 and Amendment No. 1 effective February 25, 2000. The parties hereby enter into this Amendment No. 2 effective as of April 24, 2000 to provide for the following modifications to the Merger Agreement:

     1.   Amendment of Sections 2.5 and 2.6.
          ----------------------------------

     Key, Sub and AMVC hereby agree that, effective with the execution and delivery of this Agreement, Sections 2.5 and 2.6 of the Merger Agreement are amended and restated to read as follows:

          "2.5 Conversion and Exchange of Shares. The manner and basis of converting at the Effective Time Company Common Stock into cash and shares of Parent's Series B Convertible Preferred Stock, $10.00 par value, having the rights and preferences set forth in the attached
          Exhibit 2.5A (the "Series B Preferred") with the attached redeemable Warrant to purchase shares of Parent's Common Stock in the form attached as Exhibit 2.5B, the exchange of certificates therefor, the manner and basis of converting the Company Series B Preferred Stock into Parent's Series C Convertible Preferred Stock, $20.00 par value, having the rights and preferences set forth in the attached Exhibit 2.5C (the "Series C Preferred") with the attached redeemable Warrant to purchase shares of Parent's Common Stock in the form attached as
          Exhibit 2.5B and the manner and basis of converting Company Options outstanding at the Effective Time shall be as set forth herein.

          Conversion of Shares.
          ---------------------

               (i) (A) Each share of Company Common Stock (both Class A and Class B) issued and outstanding immediately prior to the Effective Time (except Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $1.00 in cash and one-tenth of a share of Series B Preferred, with each share of Series B Preferred to be accompanied by a Warrant, redeemable at any time by the holder for $2.50 in cash and exercisable at any time to purchase .25 of a share of Parent's Common Stock at a price of $15.00 per share (such Series B Preferred shares and attached Warrants to be issued for each share of Company Common Stock constituting the "AMVC Common Conversion Ratio").

               (B) Each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the CCL.

               (ii) Each share of the Company Series B Preferred Stock outstanding at the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one share of Series C Preferred, with each share of Series C Preferred to be accompanied by a Warrant, redeemable at any time by the holder for $2.50 in cash and exercisable at any time to purchase .25 of a share of Parent's Common Stock at a price of $15.00 per share (such Series C Preferred shares and attached Warrants to be issued for each share of Company Series B Preferred Stock constituting the "Series B Conversion Ratio" and, together with the AMVC Conversion Ratio, the "Conversion Ratios").

               (iii) Each share of Sub Common Stock issued and outstanding as of the Effective Time, shall, by virtue of the Merger and without any action on the part of Parent, the sole stockholder of Sub, be converted into one share of legally and validly issued, fully paid and nonassessable Common Stock, without par value, of the Surviving Corporation. The stock certificate of Sub evidencing ownership of Sub Common Stock shall by virtue of the Merger evidence ownership of Common Stock of the Surviving Corporation.

               (iv) In the event of any stock split, combination, reclassification, recapitalization, exchange, stock dividend or other distribution payable in Parent Common Stock with respect to shares of Parent Common Stock (or if a record date with respect to any of the foregoing should occur) during the period between the date of this Agreement and the Effective Time, then the Conversion Ratios will be appropriately adjusted to reflect such stock split, combination, reclassification, recapitalization, exchange, stock dividend or other distribution.

               2.6 Exchange of  Certificates;  Payment.
                   ------------------------------------
          Series B Preferred and attached Warrants into which Company Common Stock shall be converted pursuant to the Merger and Series C Preferred and attached Warrants into which Company Series B Preferred Stock shall be converted pursuant to the Merger shall be deemed to have been issued at the Effective Time. At the Closing, Parent shall deliver to the Transfer Agent certificates evidencing the number of shares of Series B Preferred and attached Warrants to which that Stockholder is entitled under Section 2.5, together with the cash payment applicable thereto. The Company will cause to be delivered such transmittal letters, documents and instruments as Parent or Parent's transfer agent may reasonably request, each in form reasonably acceptable to Parent or such transfer agent. Parent shall also deliver to the Transfer Agent certificates evidencing the number of shares of Series C Preferred and attached Warrants to be issued pursuant to section 2.5(ii) above with respect to any shares of Company Series B Preferred Stock outstanding on the Effective Date."

               2. Construction.
                  -------------

     This Amendment is part of the Merger Agreement, and is governed by the general terms and conditions thereof.


                                     KEY TECHNOLOGY, INC.

                                     By  /s/ Thomas C. Madsen
                                     -----------------------------------
                                         Thomas C. Madsen
                                         President



                                     KTC ACQUISITION CORP.

                                     By  /s/ Thomas C. Madsen
                                     -----------------------------------
                                         Thomas C. Madsen
                                         President



                                     ADVANCED MACHINE VISION CORPORATION

                                     By  /s/ William J. Young
                                     -----------------------------------
                                         William J. Young
                                         President